Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of Cedara Software Corp.

We have audited the accompanying consolidated balance sheets of Cedara Software Corp. as of June 30, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cedara Software Corp. as of June 30, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2004 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 22 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

August 13, 2004

CEDARA SOFTWARE CORP.

Consolidated Balance Sheets

(In thousands of Canadian dollars)

	June 30
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$40,510	$—
Short-term investments	10,902	—
Accounts receivable	7,449	5,551
Inventory (note 7)	268	472
Prepaid expenses and other assets	881	876
	60,010	6,899

Capital assets (note 8)	2,201	2,568
Long-term investment (note 2)	510	472
Goodwill (note 12)	9,053	9,053
Intangible assets (notes 11 and 12)	373	542
Deferred development costs (note 10)	—	335
	$72,147	$19,869

Liabilities and Shareholders’ Equity (Deficiency)

Current liabilities:
Bank indebtedness (note 4)	$—	$9,493
Accounts payable and accrued liabilities	4,207	6,278
Deferred revenue	861	532
Current liabilities of discontinued operations (note 6)	986	2,460
	6,054	18,763

Convertible subordinated debentures (note 5)	—	2,851
Non-current portion of provision for loss on sublease	44	108

Shareholders’ equity (deficiency):
Capital stock (note 13)	161,536	106,328
Contributed surplus	388	—
Warrants (note 14)	—	3,260
Deficit	(95,875)	(111,441)
	66,049	(1,853)
Commitments (note 19)
Subsequent event (note 1(a))
	$72,147	$19,869

See accompanying notes to consolidated financial statements

On behalf of the Board

Peter J. Cooper	Abe Schwartz
Director	Director
September 9, 2004

CEDARA SOFTWARE CORP.

Consolidated Statements of Operations

(In thousands of Canadian dollars, except per share amounts)

	Year ended June 30
	2004	2003	2002

Revenue	$50,386	$30,148	$45,497

Direct costs	11,356	11,081	11,279

Gross margin	39,030	19,067	34,218

Expenses:
Research and development	8,599	9,400	12,097
Sales and marketing	5,075	4,124	5,045
General and administration	7,258	8,169	10,337
Severance costs	206	2,332	911
Other charges (income) (note 15)	(43)	2,822	2,136
Lease exit costs (note 16)	—	561	—
Amortization of intangible assets	235	1,461	1,753
Depreciation and amortization	1,577	2,376	3,786
	22,907	31,245	36,065

Income (loss) before interest expense	16,123	(12,178)	(1,847)

Interest expense, net	(557)	(1,134)	(1,704)

Income (loss) from continuing operations	15,566	(13,312)	(3,551)
Income from discontinued operations (note 6)	—	—	5,002

Net income (loss)	$15,566	$(13,312)	$1,451

Earnings (loss) per share from continuing operations (note 13(c)):
Basic	$0.59	$(0.55)	$(0.17)
Diluted	$0.54	$(0.55)	$(0.17)

Earnings (loss) per share (note 13(c)):
Basic	$0.59	$(0.55)	$0.07
Diluted	$0.54	$(0.55)	$0.07

See accompanying notes to consolidated financial statements

CEDARA SOFTWARE CORP.

Consolidated Statements of Shareholders’ Equity (Deficiency)

(In thousands of Canadian dollars)

							Total
							shareholders’
	Common Shares		Warrants		Contributed		equity
	Number	Amount	Number	Amount	Surplus	Deficit	(deficiency)
Balance, June 30, 2001	16,997,994	$87,315	605,636	$3,260	$—	$(99,580)	$(9,005)
Net income for the year	—	—	—	—	—	1,451	1,451
Issue of shares on Analogic financing (note 3)	4,000,000	11,843	—	—	—	—	11,843
Issue of shares on exercise of stock options	87,500	186	—	—	—	—	186
Issue of shares under Analogic Pre-emptive Rights agreement (note 3)	580,461	1,366	—	—	—	—	1,366
Share issue costs (note 3)	—	(600)	—	—	—	—	(600)
Shares issued in payment of financing fees (note 3)	266,666	600	—	—	—	—	600
Issue of shares on Cerner financing	200,000	238	—	—	—	—	238
Compensation shares issued	25,000	—	—	—	—	—	—
Issue of shares on settlement of promissory notes	2,000,000	5,000	—	—	—	—	5,000
Equity portion of convertible subordinated debentures (note 5)	—	380	—	—	—	—	380
Balance, June 30, 2002	24,157,621	$106,328	605,636	$3,260	—	$(98,129)	$11,459
Net loss for the year	—	—	—	—	—	(13,312)	(13,312)
Balance, June 30, 2003	24,157,621	$106,328	605,636	$3,260	—	$(111,441)	$(1,853)
Net income for the year	—	—	—	—	—	15,566	15,566
Issue of shares on exercise of stock options	709,890	2,056	—	—	—	—	2,056
Stock-based compensation expense	—	—	—	—	128	—	128
Reclass of expired warrants (note 14)	—	—	(200,000)	(155)	155	—	—
Issue of shares on exercise of warrants (note 14)	405,636	3,105	(405,636)	(3,105)	105	—	105
Issue of shares on conversion of convertible subordinated debentures (note 5)	1,267,120	2,887	—	—	—	—	2,887
Issue of shares on equity financing (note 13b)	5,000,000	50,000	—	—	—	—	50,000
Share issue costs (note 13b)	—	(2,840)	—	—	—	—	(2,840)
Balance, June 30, 2004	31,540,267	$161,536	—	—	$388	$(95,875)	$66,049

See accompanying notes to consolidated financial statements.

CEDARA SOFTWARE CORP.

Consolidated Statements of Cash Flows

(In thousands of Canadian dollars)

	Year ended June 30
	2004	2003	2002
Cash provided by (used in):
Operating activities:
Net income (loss) from continuing operations	$15,566	$(13,312)	$(3,551)

Items not involving cash:
Depreciation and amortization	1,812	3,837	5,539
Accretion of interest (note 5)
	36	63	—
Stock-based compensation charges	128	—	—
Lease exit costs	—	561	—

Write down of loans receivable	—	—	888

Other	91	669	42
	17,633	(8,182)	2,918

Change in non-cash operating working capital:
Accounts receivable	(3,054)	4,951	(2,238)
Inventory	204	1	240
Prepaid expenses and other assets	(5)	36	184
Accounts payable and accrued liabilities	(2,130)	2,162	(4,624)
Deferred revenue	329	(358)	150
	(4,656)	6,792	(6,288)
	12,977	(1,390)	(3,370)

Investing activities:
Decrease (increase) in restricted cash	—	226	(226)
Additions to intangible assets	(115)	(111)	(150)
Additions to capital assets	(896)	(1,351)	(108)
Decrease (increase) in short-term investments	(10,902)	—	3,000
	(11,913)	(1,236)	2,516

Financing activities:
Increase (decrease) in bank indebtedness	(9,493)	4,558	(6,157)
Issue of shares on equity financing	47,160	—	13,447
Issue of shares on exercise of stock options	2,056	—	186
Issue of shares on exercise of warrants	105	—	—
Decrease in note payable	—	—	(8,300)
Issue of convertible debenture	—	—	1,068
	39,828	4,558	244

Change in cash and cash equivalents from continuing operations	40,892	1,932	(610)
Change in cash and cash equivalents from discontinued operations (note 6)	(382)	(1,932)	610
Cash and cash equivalents beginning of year	—	—	—

Cash and cash equivalents, end of year	$40,510	$—	$—

Supplemental cash flow information

Cash paid for:

Interest	$766	$1,068	$1,714
Taxes	$15	$9	$33

Cash received for:

Interest	$211	$9	$8

Non-cash financing activities:

Issue of shares on exercise of warrants	$3,000	$—	$—
Issue of shares on conversion of convertible subordinated debentures	$2,887	$—	$—
Issue of shares in settlement of promissory notes	$—	$—	$5,000
Issue of shares as payment for financing fees	$—	$—	$600
Issue of convertible debentures in settlement of promissory notes	$—	$—	$2,100

Non-cash investing activities:
Receipt of shares on payment of accounts receivable	$38	$472	$—
Transfer of equipment from inventory to capital assets	$—	$244	$—

See accompanying notes to consolidated financial statements.

CEDARA SOFTWARE CORP.

Notes to Consolidated Financial Statements

(In thousands of Canadian dollars, except per share amounts)

Years ended June 30, 2004, 2003 and 2002

Established in 1982, Cedara Software Corp., is a leading independent provider of medical technologies used worldwide by key medical device manufacturers, healthcare information technology companies, hospitals, imaging centres, and medical clinics.

Many of Cedara’s innovative medical technologies are sold through major healthcare device manufacturers and information technology providers, including GE, Siemens, Philips, Toshiba, Hitachi and Cerner.

Through the years Cedara’s software has been deployed in thousands of hospitals and clinics worldwide, including prestigious facilities such as Johns Hopkins University School of Medicine; Shands Hospital, University of Florida; University of California, Los Angeles (UCLA); Lund University in Sweden; and University Hospital of Geneva, Switzerland.

Cedara is unique in that its advanced medical imaging technologies are used in all aspects of clinical workflow including:

•              The operator consoles of many medical imaging devices

•              Picture Archiving and Communications Systems (PACS)

•              Sophisticated clinical applications that further analyze and manipulate images

•              The use of imaging in computer-assisted therapy

Cedara is also unique in another way: it has expertise and technologies that span all the major digital imaging modalities and related subspecialties, including magnetic resonance imaging (MRI), computed tomography (CT), positron emission tomography (PET), nuclear medicine, digital X-ray, ultrasound, mammography, cardiology, angiography, and fluoroscopy.

The Company generates revenue in three ways:

•              by developing and licensing its software technology and products;

•              through development of custom software for healthcare equipment manufacturers; and

•              through service and support provided to its customers.

1.         Significant accounting policies:

The Company’s principal accounting policies are in accordance with generally accepted accounting principles (“GAAP”) in Canada and, except as discussed in note 22 to the consolidated financial statements, are also, in all material respects, in accordance with accounting practices generally accepted in the United States.

(a)   Principles of consolidation:

The financial statements of entities controlled by the Company are consolidated and all significant inter-company transactions and balances have been eliminated.  All of the Company’s subsidiaries are wholly-owned and are considered to be fully integrated operations.

Effective July 1, 2002, the Company amalgamated with Dicomit Dicom Information Technologies Corp. (“Dicomit”), a wholly-owned subsidiary.  Effective July 1, 2004, the Company amalgamated with the SNS Surgical Navigation Specialists Inc. (“SNS”), a wholly-owned subsidiary.

(b)   Cash and cash equivalents:

Cash and cash equivalents consist of balances with banks and liquid short-term investments with maturities of three months or less at the date of acquisition and are carried on the balance sheet at amortized cost plus accrued interest.

(c)   Short-term investments:

Short-term investments consist of liquid investments with maturities of between three months and one year at the date of acquisition, and are available for sale investments that are carried on the balance sheet at amortized cost plus accrued interest.

(d)   Inventory:

Inventory consists of parts and components, work-in-process and finished goods.  Parts and components are carried at the lower of average cost and replacement cost.  Work-in-process and finished goods are carried at the lower of average cost and net realizable value.

(e)   Capital assets:

Capital assets are recorded at cost.  Depreciation is provided on a straight-line basis over the assets’ estimated useful lives using the following annual rates:

Furniture and fixtures	20%
Equipment	20% – 50%
Software	33% – 50%
Leasehold improvements	Lease term

(f)    Long-term investment:

Investment in the securities of a private company over which the Company does not exert significant influence is accounted for using the cost method.  The Company monitors this investment for indicators other than temporary impairment and takes a charge to the statement of operations when appropriate.

(g)   Goodwill:

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The impairment test is carried out in two steps.  In the first step, the carrying amount of the reporting unit is compared with its fair value.  When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to have been impaired and the second step of the impairment test becomes unnecessary.  The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any.  The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination, using the fair value of the reporting unit as if it was the purchase price.  When the carrying amount of reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the statement of operations before discontinued operations.

The determination of impairment requires that management make estimates and exercise judgment in evaluating the fair value of goodwill.  In order to do this it is necessary to identify the reporting unit associated with the goodwill and to assess the value of the goodwill in the context of that reporting unit.  It has been determined that the Company consists of a single reporting unit.  As a result, goodwill is tested for impairment at a corporate level.  The Company uses the quoted market price of its shares as a basis for fair value measurement.

(h)   Intangible assets:

Intangible assets comprise core technology, patents and other intellectual property.  Core technology and other intellectual property are amortized over periods ranging from three to five years.  Patents, included in other intangible assets, are amortized over their estimated useful lives of 10 years.  The amortization methods and estimated useful lives are reviewed annually.

(i)    Revenue recognition:

The Company’s revenues are derived from software license fees, engineering services, hardware sales and service revenues, which include customer support, product upgrades, installation and training.  Fees for services are billed separately from licenses of the Company’s products.  The Company recognizes revenue in accordance with Canadian GAAP which, in the Company’s circumstances, is not materially different from the amounts that would be determined under the provisions of the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition”, as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”, for all transactions involving the sale of software products and hardware transactions where the software is not incidental.  For hardware transactions where software is incidental, and hardware transactions where no software is involved, the Company considers the provisions of Staff Accounting Bulletin 101, “Revenue Recognition”, in determining the appropriate accounting treatment.

The Company recognizes revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, collection of the resulting receivable is reasonably assured and the fee is fixed and determinable.  The Company relies on contracts and purchase orders as evidence of an arrangement.  Generally, delivery is completed when a master copy of the software is shipped to the customer.  Management assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer.  The Company generally does not request collateral from customers.  If the Company determines that collection of a fee is not reasonably assured, it defers the fee and recognizes revenue at the time collection becomes reasonably assured.  The Company assesses whether the fee is fixed and determinable at the outset of the arrangement based on the payment terms associated with the transaction.

Certain software arrangements can include multiple elements, where the Company is required to determine the fair value of each element in assessing whether the fee is fixed and determinable.  The elements which may be included in the Company’s software arrangements might comprise product licenses, maintenance and support, as well as training, implementation and engineering services.  The Company limits its assessment of vendor specific objective evidence of fair value (“VSOE”) for each element to the price charged when the same element is sold separately.  If VSOE of all undelivered elements exists but evidence does not exist for VSOE of one or more delivered elements, then revenue is recognized using the residual method.

Under the residual method, the Company establishes VSOE for undelivered maintenance and support based on contract specified renewal rates.  Accordingly, if all other revenue recognition criteria are met, revenue from licenses is recognized upon delivery using the residual method in accordance with SOP 98-9 and maintenance and support revenue is recognized ratably over the term of the maintenance period.

The Company’s software products are fully functional upon delivery and implementation and do not require significant modification or alteration.

The Company provides services under time-and-material or fixed-price contracts that historically are longer than one year in duration.  Under time-and-material and fixed-price contracts, where costs are generally incurred in proportion with contracted billing schedules, revenue is recognized when the customer may be billed.  This method is expected to result in reasonably consistent profit margins over the contract term.  For certain fixed-price contracts, the Company follows percentage-of-completion accounting, when reasonably dependable estimates of revenue and expenses can be made.

Revenues related to ongoing customer support and product upgrades are recognized on a straight-line basis over the life of the contract, which is typically 12 months, or when the services are performed.  Product license fees and support and upgrades revenues that have been prepaid but do not yet qualify for recognition under the Company’s revenue recognition policy are reflected as deferred revenue on the Company’s consolidated balance sheet.

Application of the revenue recognition rules associated with software revenue and engineering services involves judgment in determining whether individual transactions meet the revenue recognition rules.

(j)    Impairment of long-lived assets:

The Company reviews long-lived assets for impairment on a regular basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of capital assets is measured by comparison of their carrying amount with the undiscounted projected future net cash flows the long-lived assets are expected to generate.  If the carrying value exceeds the estimated amount recoverable, a write down equal to the excess of the carrying value over the asset’s fair value is charged to the consolidated statement of operations.

The Company assesses the recoverability of intangible assets with finite lives by determining whether the carrying amounts can be recovered through undiscounted projected future net cash flows.  The amount of impairment, if any, is measured based on undiscounted projected future net cash flows relative to the carrying amount of the asset.

(k)   Research and development costs:

Research costs are expensed as incurred.  Development costs incurred prior to the establishment of the technological and financial feasibility of a project are expensed as incurred.

Development costs may be capitalized when the technological and financial feasibility of a project is established.  These costs are subsequently amortized using the straight-line method over the related product’s estimated economic life being typically three years.

(l)    Foreign currency translation:

The Company records foreign currency transactions at the Canadian dollar equivalent at the date of the transaction, and translates foreign currency monetary assets and liabilities at exchange rates in effect at the balance sheet date.  Exchange gains and losses are included in the statement of operations.

(m)  Income taxes:

The liability method of tax allocation is used to account for income taxes.  Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized.  Income tax expense or benefit is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

(n)   Stock options:

The Company issues stock options under the terms of its stock option plan.  No compensation expense was recognized up to June 30, 2003.  In November 2003, CICA Handbook Section 3870 was amended to provide three different transitional provisions which allow for the adoption of fair value based accounting for stock options for both employees and non-employees.  The Company has elected the prospective method of adoption effective for the year ended June 30, 2004.  In accordance with CICA 3870, the Company has recorded stock-based compensation expense for all options granted on or after July 1, 2003.  In addition, pro forma stock-based compensation expense is presented for all grants issued during the year ended June 30, 2003.  Options are granted at an exercise price equal to the quoted market value of the shares at the time of granting of such options. Any consideration paid by employees on exercise of stock options is credited to share capital.  If stock options are repurchased from employees, any excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to retained earnings (deficit).

(o)   Share purchase loans:

Effective July 1, 2003, the Company adopted the new recommendations of CICA Abstract EIC-132 on share purchase loans.  The EIC requires reclassification of share purchase loans as deductions from shareholders’ equity and exclusion of any common shares secured against these loans, from the outstanding number of shares for the purposes of calculating basic earnings per share.  As a result of this adoption, there is no material impact on the basic or diluted earnings per share for the year ended June 30, 2004.

(p)   Earnings per share:

Basic earnings per share is calculated using the weighted average number of shares outstanding during the year.

The treasury stock method is used to calculate diluted earnings per share.  Under the treasury stock method, it is assumed that potential proceeds from the exercise of dilutive stock options and warrants would be used to purchase the Company’s common shares at the average market price during the period, and the computed incremental number of stock options and warrants are included in the denominator of the diluted earnings per share computation.

(q)   Measurement uncertainty:

The preparation of the Company’s consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.  Significant areas requiring the use of management estimates include the determination of allowance for doubtful accounts, provisions for excess and obsolete inventory, fair values of assets acquired and liabilities assumed in business combinations, amortization expense, implied fair value of goodwill, realization of future tax assets and the related components of the valuation allowance, other provisions and the fair values of financial instruments.  Actual results could differ from these estimates.

2.         Long-term investment:

The long-term investment represents a non-controlling minority position in a private company and is being carried at cost.

3.         Transactions with Analogic Corporation:

On September 28, 2001, the Company completed a private placement of 4,000,000 common shares to Analogic Corporation (“Analogic”) at $2.96 per share for proceeds of $11,843.  As a result of the transaction, Analogic held approximately 19.0% of the issued and outstanding common shares of the Company after giving effect to its investment.  As part of the investment, Analogic guaranteed the Company’s bank operating facility by way of a letter of credit issued to National Bank of Canada (“NBC”).  The Company and Analogic also agreed Analogic would nominate two directors to the Company’s then seven-person Board of Directors.  In connection with this investment, Analogic received pre-emptive rights to allow it to maintain its percentage ownership in the Company in the event of future issuance of the Company’s common shares, subject to regulatory approval.  Analogic is a leading designer and manufacturer of advanced health and security systems and subsystems sold to Original Equipment Manufacturers, with a healthcare customer base that largely overlaps the Company’s. In addition, the Company also issued 266,666 shares valued at $2.25 per share, based on the market price of the Company’s shares at that time.  The shares were issued as compensation in lieu of financing fees to a third party as a result of the Analogic investment, which was accounted for as share issue costs.

The use of proceeds from this financing included repayment of $4,700 of notes payable issued in connection with the acquisition of Dicomit on May 26, 2000 and the repayment of the remaining bank indebtedness of approximately $3,400, which was outstanding as of September 28, 2001.  The remaining proceeds were used to fund general working capital needs.

On December 14, 2001, the Company issued a US$1,000 short-term promissory note to Analogic, which was repaid January 23, 2002.  The note was interest-bearing at United States prime rate.

On May 3, 2002, the Company completed a private placement of 580,461 common shares to Analogic at $2.35 per share for net proceeds of $1,366, pursuant to the exercise of their pre-emptive rights agreement.

On October 18, 2002, the Company issued a US$0.65 million short-term promissory note bearing interest at United States prime rate to Analogic, which was repaid on January 16, 2003.

During fiscal 2004, the Company incurred approximately $1.5 million of direct costs in anticipation of entering into contractual arrangements with Analogic.

4.         Bank indebtedness:

The Company has an operating line of credit of $14,000 bearing interest at prime plus 1/2%.  The operating line is secured by a general security agreement granting a first security interest in all of the

Company’s present and after-acquired property to NBC.  On closing of the equity financing described in note 13(b), the Company repaid all the amounts outstanding under the bank operating line.

Also, subsequent to the equity financing, the letter of credit issued by Analogic to NBC which guaranteed the Company’s operating line, was cancelled, along with the security agreement between Analogic and NBC.  The current operating line of $14,000 is due for renewal on October 31, 2004.  However, the Company and NBC are in discussions to revise the borrowing facility to reflect the Company’s substantially improved financial position and the removal of the Analogic letter of credit, which may result in an increase or reduction of the borrowing capacity under a new operating facility.

5.         Convertible subordinated debentures:

During December 2003, debenture holders representing $1,000 of the total of $3,168 outstanding 5% unsecured subordinated convertible debentures (the “Convertible Debentures”) elected, in accordance with the terms of the Convertible Debentures, to convert their holdings into common shares of the Company at $2.50 per share.  This resulted in the issuance of 400,000 common shares of the Company.  Effective January 15, 2004, the Company exercised its right, in accordance with the terms of the Convertible Debentures, to require the conversion of the remaining principal sum of $2,168 into common shares of the Company at $2.50 per share.  This resulted in the issuance of 867,120 common shares of the Company.  As a result of these conversions, the carrying value of the Convertible Debentures and the related holder conversion option was transferred to share capital and no Convertible Debentures of the Company remain outstanding.

6.         Discontinued operations:

On June 29, 2001 the Board of Directors of the Company adopted a formal plan to dispose of its Surgical Navigation business segment, which included the disposal of its wholly-owned subsidiary Surgical Navigation Specialists Inc. (“SNS”) and its subsidiaries.  As a result, the Surgical Navigation business segment is presented as discontinued operations in these consolidated financial statements.

On August 14, 2001, SNS obtained an order for protection under the Companies’ Creditors Arrangement Act (“CCAA”).  The effect of the order was to stay the current obligations of SNS to creditors. On April 17, 2002, the Ontario Superior Court of Justice approved SNS’ Plan of Arrangement.  The liabilities of SNS have since been settled and a final distribution to the creditors of SNS has been made by the court appointed monitor.

Effective July 1, 2004, Cedara amalgamated with SNS.  The amalgamated Company adopted the name, articles and bylaws of Cedara.

The following summarizes the balance sheet, statement of operations and statement of cash flows information for the Company’s discontinued operations:

Balance Sheet	June 30, 2004	June 30, 2003

Current liabilities	$986	$2,460

Net liabilities of discontinued operations	$986	$2,460

The Company was obligated to pay US$1,500 over 18 months commencing April 2002 and ending in September 2003, and to provide US$1,500 in software licenses and/or services to Carl Zeiss Inc. (“Zeiss”) during the period December 10, 2001 to December 1, 2004 in settlement of discontinued operations liabilities.  At September 30, 2003, the Company had fully paid out the liability of US$1,500 payable in cash.  During the year ended June 30, 2004, the Company provided services of $866 and licenses of $177 in partial settlement of the remaining non-cash liabilities (services and licenses provided during year ended June 30, 2003 – Nil).

Included in current liabilities at June 30, 2004, is the Company’s remaining obligation to Zeiss, as noted above, of $957 (June 30, 2003 - $2,460).

	Year ended June 30
Statement of Operations	2004	2003	2002

Revenue	$—	$—	$499

Income from operations	—	—	—
Gain on disposition of discontinued operations	—	—	5,002
Income from discontinued operations	$—	$—	$5,002

Earnings per share from discontinued operations:
Basic	$—	$—	$0.24
Diluted	$—	$—	$0.24

	Year ended June 30
Statement of Cash Flows	2004	2003	2002
Operating activities	$(382)	$(1,932)	$610
Investing activities	—	—	—
Financing activities	—	—	—
Cash provided by (used in) discontinued operations	$(382)	$(1,932)	$610

7.         Inventory:

	June 30, 2004	June 30, 2003
Finished goods	$7	$13
Parts and components	217	343
Work-in-process	44	116
	$268	$472

8.         Capital assets:

	June 30, 2004	June 30, 2003
Cost
Furniture and fixtures	$221	$219
Equipment	3,573	3,869
Software	4,533	4,419
Leasehold improvements	5,988	5,985
	14,315	14,492
Accumulated depreciation
Furniture and fixtures	207	184
Equipment	2,697	3,122
Software	4,259	3,962
Leasehold improvements	4,951	4,656
	12,114	11,924
Net book value	$2,201	$2,568

9.         Other assets:

	June 30, 2004	June 30, 2003

Share purchase loans to employees and former officers	$744	$1,791
Other loan to former officer	—	50
	744	1,841
Less provision for loan impairment	(744)	(1,841)
	$—	$—

The share purchase loans are non-interest bearing and unsecured.  During the year ended June 30, 2002, the Company increased the provision for loan impairment resulting in a charge to operations of $888.  During the year ended June 30, 2004, previously provided against loans amounting to $1,080 were repaid by former employees and officers (year ended June 30, 2003 - $103).

10.      Deferred development costs:

	June 30, 2004	June 30, 2003

Deferred development costs	$2,102	$2,102
Less accumulated amortization	2,102	1,767
	$—	$335

Deferred development costs relate to the costs of producing product masters for the porting of the Company’s Imaging Applications Platform (“IAP”) product from Unix to Microsoft Windows and the componentization of IAP source code.  The Company commenced capitalization of these costs once technological feasibility had been established which, in the Company’s circumstances, was based on the creation of a working model.  The capitalization of the costs ceased when the product masters for these products were available for general release to customers.  These costs have been amortized on a straight-line basis over the economic life of the software, which was determined to be approximately three years in each case.

11.      Intangible assets:

	June 30, 2004	June 30, 2003
Cost
Core ultrasound technology	$3,900	$3,900
Other acquired technology	684	684
Other intangible assets	558	611
	5,142	5,195
Accumulated amortization
Core ultrasound technology	3,900	3,900
Other acquired technology	684	589
Other intangible assets	185	164
	4,769	4,653
Net book value	$373	$542

12.      Goodwill and intangible assets:

In accordance with CICA 3062, the Company ceased amortizing goodwill on July 1, 2001, and reclassified the unamortized value of the workforce acquired on the acquisition of Dicomit on May 26, 2000 (previously recorded as an intangible asset) to goodwill with a net book value of $1,217 (original cost of $1,800 and accumulated amortization to July 1, 2001 of $583).  The Company has fully amortized these intangible assets as described in notes 1 and 11.

This change in accounting policy resulted in a reduction in amortization expense related to goodwill of $2,100 and a reduction in amortization expense related to intangible assets of $600 for the year ended June 30, 2002.

The Company has determined that there was no impairment of goodwill at June 30, 2004 (June 30, 2003 – Nil).

13.      Capital stock:

(a)   The Company has authorized an unlimited number of common shares.  There were 31,540,267 common shares issued and outstanding at June 30, 2004 (June 30, 2003 – 24,157,621).

(b)   On March 25, 2004, the Company completed an equity offering of 5,000,000 common shares at an offering price of $10.00 per share raising gross proceeds of $50,000. The net proceeds were $47,160, after giving effect to the underwriters’ fee of $2,500 and expenses of the issue estimated at $340.

(c)   Earnings per share

The weighted average number of common shares outstanding is as follows:

	Year ended June 30
	2004	2003	2002
Weighted average number of common shares outstanding, for basic earnings per share	26,295,237	24,157,621	21,365,303

Shares held as security on share purchase loans	165,834	—	—

Incremental shares from assumed conversion of employee stock options	2,058,246	—	—

Incremental shares from assumed conversion of share purchase warrants	13,234	—	—

Dilutive effect of convertible debentures	650,956	—	—

Weighted average number of common shares outstanding, for diluted earnings per share	29,183,507	24,157,621	21,365,308

Options totaling 394,425 for 2004 (2003 – 1,856,184; 2002 – 1,641,188) that are anti-dilutive were excluded from the calculation.

As a result of a net loss from continuing operations for the years ended June 30, 2003 and June 30, 2002, the following potentially dilutive items have not been included in the calculation of diluted loss per share, because to do so would have been anti-dilutive;

	Year ended June 30
	2003	2002
Incremental shares from assumed conversion of employee stock options	431,713	29,665

	431,713	29,665

(d)   Stock option plan:

The Company’s stock option plan was implemented to encourage ownership of the Company by directors, officers and employees of the Company.  The maximum number of common shares which may be set aside for issuance under the plan is currently 4,200,000 shares, provided that the Board of Directors of the Company has the right, from time to time, to increase the number of shares available under the plan subject to the approval of the shareholders of the Company when required by law or regulatory authority.

Generally, options issued under the plan vest annually over a two to five year period.  Any option granted which, for any reason, is cancelled or terminated prior to their exercise, will become available for grant under the plan.  In accordance with the plan, the exercise price of options is determined by the fair value of the Company’s common shares at the time the option is granted.

Options granted under the plan may be exercised during a period not exceeding seven years from the date of grant, subject to earlier termination upon the optionee ceasing to be a director, officer or employee of the Company or any of its subsidiaries, as applicable.  Options issued under the plan are non-transferable.

(e)   Continuity of options issued under the plan as at June 30 is as follows:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	3,224,990	$2.95	2,057,438	$5.34	2,526,345	$5.81
Granted	414,000	$3.58	2,046,806	$1.32	437,500	$1.93
Exercised	(709,890)	$2.92	—	—	(87,500)	$2.13
Cancelled	(75,950)	$8.04	(879,254)	$4.74	(818,907)	$5.31
Outstanding, end of year	2,853,150	$2.92	3,224,990	$2.95	2,057,438	$5.34
Options exercisable, end of year	1,218,151	$4.24	1,309,626	$4.57	1,176,647	$6.05

(e)   A summary of the balances of options issued under the plan as at June 30, 2004 is as follows:

	Options outstanding			Options exercisable
Range of exercise prices	Options outstanding	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable	Weighted average exercise price

$1.05 to $1.50	1,330,189	5.0 years	$1.06	509,816	$1.05
$1.70 to $2.50	628,786	3.4 years	$2.07	223,535	$2.20
$3.30 to $3.95	415,750	5.9 years	$3.35	34,750	$3.71
$4.50 to $5.90	84,000	1.9 years	$5.25	83,250	$5.26
$6.00 to $6.80	12,000	1.9 years	$6.20	12,000	$6.20
$7.00 to $9.90	382,425	2.7 years	$9.70	354,800	$9.86

$1.05 to $9.90	2,853,150	4.4 years	$2.92	1,218,151	$4.24

14.      Warrants:

Effective October 1, 2000, the Company acquired from Zeiss its 20% minority interest in SNS through the issuance of $3,000 of warrants exercisable into 363,636 common shares of the Company and options to purchase SNS shares.  The Company provided price protection on the value of the warrants up to US$5.50 per share commencing August 1, 2003 to July 31, 2005 to a maximum value of US$2,000 through either the issuance of shares (subject to regulatory approval) or the payment of cash at the Company’s option.  In May 2004, Zeiss exercised all of the warrants into 363,636 common shares of the Company.

On January 14, 2004, NBC converted warrants valued at $1.05 into 42,000 common shares of the Company at the exercise price of $2.50 per share.  Additionally, a value of $155 relating to 200,000 unexercised warrants which had previously expired was transferred to contributed surplus.

15.      Other charges (income):

	Year ended June 30
	2004	2003	2002
Bad debt expense	$437	$962	$367
Computer and equipment operating leases	413	1,202	1,133
Stock based compensation charges	128	—	—

Provision (recovery) of employee share purchase and other loans receivable	(1,080)	(103)	888
Foreign exchange and other	59	761	(252)
	$(43)	$2,822	$2,136

16.      Lease exit costs:

	Year ended June 30
	2004	2003	2002
Provision for loss on sublease	$—	$307	$—
Write down of leasehold improvements	—	254	—
	$—	$561	$—

In fiscal 2003, as part of ongoing cost reduction initiatives, the Company consolidated its operations into one leased facility and entered into a sublease agreement for the vacated premises on April 23, 2003.  The Company recorded a liability for net costs that will continue to be incurred for the remaining term of the existing lease.  The liability was recorded at its fair value of $307 by estimating the net present value of the future cash outflows, net of expected sublease rental income.

In addition, the Company determined that the carrying value of the leasehold improvements in the subleased premises would not be fully recoverable and recorded a charge of $254 towards the shortfall of the carrying value of the leasehold improvements over the related undiscounted future cash flows.

17.      Income taxes:

The Company has earned investment tax credits (“ITCs”) of $2,600, on Scientific Research & Experimental Development expenditures which will expire within the years beginning 2005 through 2006.  These credits, prior to their expiry, may be applied to reduce income taxes otherwise payable.

Total income tax expense varies from the amounts that would be computed by applying the effective income tax rate to the income (loss) from continuing operations before income taxes for the years ended June 30, as follows:

	Year ended June 30
	2004	2003	2002

Income tax expense (recovery) computed at statutory rates	$5,661	$(4,674)	$(1,433)

Adjustment to income tax recovery resulting from:

Changes in the valuation allowance for future income tax assets	931	1,165	287

Adjustments to future tax assets and liabilities for changes in substantively enacted tax rates	(5,343)	3,356	277

Non-deductible amortization and other non-deductible items	(1,249)	153	869
Actual income tax expense (recovery)	$—	$—	$—

The income tax effects of temporary differences that give rise to significant portions of future income tax assets and liabilities are as follows:

	June 30, 2004	June 30, 2003

Future income tax assets:
Non-capital income tax losses carried forward and income tax credits	$23,334	$23,697
Future income tax deductions relating to accounting accruals and fixed assets	3,234	2,708
Share issue costs	986	342
	27,554	26,747
Less valuation allowance	(27,554)	(26,623)
	—	124
Future income tax liabilities:
Intangible assets, deferred compensation and unpaid remuneration	—	(124)
Net future income tax assets	$—	$—

The valuation allowance at June 30, 2004 primarily represents income tax benefits of non-capital income tax losses carried forward which management has assessed as not meeting the criteria to be realized.  Consequently, the benefit of the future income tax assets has not been recognized in these consolidated financial statements.

The valuation allowance increased by $931 during the year ended June 30, 2004, primarily as a result of not recognizing the benefit of current net operating losses.

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment.  In order to fully realize the future tax asset, the Company will need to generate future taxable income of approximately $76,000 prior to the expiration of the net operating loss carry forwards.  Based upon the level of historical taxable income and projections for future taxable income over the periods which the future tax assets are deductible, management believes that the more likely than not criteria has not been satisfied in order for the Company to realize the benefits of these deductible differences.

The Company has significant tax losses carried forward arising from the discontinued SNS business.  The tax losses of the Company and other deductions amount to $63,000 and expire commencing from 2005 to 2010.  The potential benefit of these losses and other deductions has not been recognized in the accounts of the Company.

18.      Fair values of financial instruments:

The Company has used financial instruments, primarily forward foreign currency exchange contracts, to mitigate its exposure to fluctuations in the United States/Canadian dollar exchange rate as a result of receiving substantially all of its revenue in United States dollars.  These consolidated financial statements include, to varying degrees, elements of market, credit and exchange risk in excess of amounts recognized in the consolidated balance sheets.  The Company did not have any foreign exchange contracts outstanding as at June 30, 2004 or at June 30, 2003.

During the year ended June 30, 2003, the Company financed specific receivables, with aggregate book values of $1,842 and received net proceeds of $1,640, through the issuance of bills of exchange.  In the year ended June 30, 2003, bills of exchange amounting to $927 were settled.  At June 30, 2003, a bill of exchange amounting to $915 was not yet due for settlement. This was settled in May 2004.  At June 30, 2004, there were no bills of exchange outstanding for settlement.  The financing of receivables has been treated as a sale of receivables for accounting purposes and the loss on financing has been recorded as interest expense in the consolidated statement of operations.

There were no collectibility or billing problems with customers or classes of customers, other than as provided in the financial statements.  There were no significant changes in credit terms during the fiscal year 2004.

The carrying values of the Company’s other financial instruments approximate their fair values due to the short term to maturity of the various instruments.

The Company is exposed to market, credit and interest rate risk on its short-term investment portfolio.  The Company limits its risk by investing only in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities.  The fair value of investments, mostly interest bearing, as well as investment income derived from the investment portfolio, will fluctuate with changes in the prevailing interest rates.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.  The Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Allowances are maintained for potential credit losses consistent with the credit risk of specific customers, historical trends and other information.  Credit losses have been within management’s range of expectations.  At June 30, 2004, three customers comprised 19%, 13% and 12% of trade accounts receivable (2003 – three customers at 19%, 15% and 13% respectively).

19.      Commitments:

The Company is committed under long-term operating leases for the rental of premises, computer and office equipment.  The minimum annual lease payments for the four years subsequent to June 30, 2004 are as follows:

2005	$1,323
2006	$1,287
2007	$1,260
2008 and thereafter	$3,051

The Company has entered into a sublease agreement dated April 23, 2003 whereby it is able to recover a portion of lease commitments over the remaining term of the lease for the premises.  The minimum annual lease payments above have been disclosed net of sublease rental income.

20.      Segmented information and major customers:

The Company develops and markets diagnostic imaging, image management, and software products for integration with medical solutions offered by world leaders in the healthcare sector.  The Company’s products include 2D and 3D medical imaging software applications, components, platforms, and custom engineering solutions.  The Company serves one industry segment, medical imaging and related information solutions.

All of the Company’s revenues are exports as follows:

	Year ended June 30
	2004	2003	2002

Asia	$22,296	$13,378	$23,045
United States	14,269	8,722	12,389
Europe	13,821	8,048	10,063
Total revenue	$50,386	$30,148	$45,497

The following are product and service revenues of the Company:

	Year ended June 30
	2004	2003	2002

Software licenses	$33,732	$11,632	$27,945
Engineering services	12,034	14,643	15,265
Support services and other	4,620	3,873	2,287
	$50,386	$30,148	$45,497

All of the assets of continuing operations are located in North America.  Revenues to customers that individually generate more than 10% of revenue are as follows:

	Year ended June 30
	2004	2003	2002

Customer A	23%	23%	22%
Customer B	10%	18%	13%
Customer C	6%	8%	15%
Customer D	13%	—	3%
Customer E	16%	3%	14%

21.      Stock-based compensation:

In accordance with CICA 3870, the Company has recorded stock-based compensation expense of $128 for all options granted on or after July 1, 2003.  For the options granted during the year ended June 30, 2003 for which no charge has been recorded, the Company is required to provide pro forma disclosure of the net income (loss) and earnings (loss) per share, as if the fair value-based method, as opposed to the settlement based method of accounting for employee stock options, had been applied for these options.  The disclosures in the following table reflect the Company’s net income (loss) and earnings (loss) per share on a pro forma basis using the fair value method, on a straight-line basis, as determined by using a Black-Scholes option pricing model:

	Year ended June 30
	2004	2003

Net income (loss) – as reported	$15,566	$(13,312)
Total stock-based compensation expense determined for options granted prior to July 1, 2003	(379)	(352)
Net income (loss) – pro forma	$15,187	$(13,664)

Pro forma earnings (loss) per share:
Basic	$0.58	$(0.57)
Diluted	$0.52	$(0.57)

The weighted average grant date fair value of options granted was calculated as follows using a Black-Scholes option pricing model with the following assumptions:

	Year ended June 30
	2004	2003

Number of options issued	414,000	2,046,806
Weighted average grant date fair value of each option	$2.47	$0.85
Assumptions:
Risk free interest rates	4%	4.5%
Expected life in years	5.0	5.0
Expected dividend yield	—	—
Volatility	85%	75%

22.      GAAP in Canada and the United States:

The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada.

The following summarizes financial statement amounts in accordance with United States GAAP:

	Year ended June 30
Consolidated balance sheets	2004	2003

Current assets	$60,010	$6,899
Capital assets	2,201	2,568
Intangible assets	373	447
Goodwill	7,836	7,836
Total assets	70,930	18,557
Current liabilities	6,054	18,871
Convertible debentures	—	3,168
Capital stock	160,676	104,157
Contributed surplus	388	—
Deficit	(96,232)	(110,899)
Total shareholders’ equity (deficiency)	$64,832	$(3,482)

	Year ended June 30
Consolidated statements of operations	2004	2003	2002

Revenue	$50,386	$30,148	$45,497
Gross margin	39,030	19,067	34,218
Operating expenses	23,842	29,910	33,562
Income (loss) before interest expense	15,188	(10,843)	656
Income (loss) from continuing operations	14,667	(11,914)	(1,048)
Income (loss) from discontinued operations	—	—	5,002
Net income (loss) and comprehensive income	$14,667	$(11,914)	$3,954

	Year ended June 30
	2004	2003	2002

Earnings per share from continuing operations:
Basic earnings (loss) per share	$0.56	$(0.49)	$(0.05)
Diluted earnings (loss) per share	$0.50	$(0.49)	$(0.05)

Earnings per share from discontinued operations:
Basic earnings (loss) per share	$—	$—	$0.23
Diluted earnings (loss) per share	$—	$—	$0.23

Earnings per share:
Basic earnings (loss) per share	$0.56	$(0.49)	$0.19
Diluted earnings (loss) per share	$0.50	$(0.49)	$0.19

	Year ended June 30
Consolidated statements of cash flows	2004	2003	2002

Net cash used in operating activities	$11,939	$(1,493)	$(3,466)
Net cash provided by (used in) investing activities	$(11,913)	$(1,236)	$2,516
Net cash provided by financing activities	$40,908	$4,558	$244

The significant differences between Canadian and United States GAAP and their effect on the consolidated financial statements of the Company are described below:

(a)       Consolidated statements of operations:

	Year ended June 30
	2004	2003	2002
Income (loss) from continuing operations, Canadian GAAP	$15,566	$(13,312)	$(3,551)

Foreign exchange gains and losses on hedged transactions (i)	—	—	(54)

Provision (recovery) for employee share purchase loans receivable (ii)	(1,030)	(103)	838

Accretion of interest on debt component of convertible debentures (iii)	36	63	—

Purchased in-process research and development expense (iv)	95	1,438	1,719

Income (loss) from continuing operations, United States GAAP	14,667	(11,914)	(1,048)

Income from discontinued operations	—	—	5,002

Net income (loss), United States GAAP	$14,667	$(11,914)	$3,954

The significant differences between Canadian and United States GAAP and their effect on the consolidated financial statements of the Company are described below:

(i)                     Under Canadian GAAP, unrealized and realized gains and losses on foreign currency exchange contracts identified as hedges may be deferred as long as there is reasonable assurance that the hedge will be effective.  Under United States GAAP, deferral is allowed only on foreign currency exchange contracts that are specifically designated and documented as hedges of identifiable firm currency commitments.

(ii)                    Under Canadian GAAP, employee share purchase loans were included in loans receivable.  Under United States GAAP, the loans would be classified as a reduction of shareholders’ equity.  As a result, the related provision recorded for these loans receivable for Canadian GAAP purposes is required to be reversed to comply with United States GAAP.  As noted under United States GAAP the plans would be considered to be fixed plans and a compensation adjustment would only be required to the extent that the arrangement was modified or a direct award of the underlying stock ultimately occurred.  Due to this difference, the provision for these loans for purposes of Canadian GAAP would not be recorded under United States GAAP.

(iii)      The Company has recorded a compound instrument under Canadian GAAP in connection with the unsecured convertible debentures issued during fiscal 2003 and 2002.  United States GAAP does not permit separate recognition of the financial liability and equity components.  Accordingly, the note payable would be classified entirely as notes payable for United States GAAP reporting purposes for the years ended June 30, 2003 and 2002 on the consolidated balance sheet and the interest accretion related to the fair market valuation of the interest rate on the debt component would be added back on the statement of operations for United States GAAP purposes.

(iv)      Under Financial Accounting Standards Board (“FASB”) Statement No. 2, “Accounting for Research and Development Costs,” acquired in-process research and development having no alternative future use must be written off at the time of acquisition.  The Company acquired in-process research and development as part of the business combination with Dicomit in May 2000 which represents products in the development stage not considered to have reached technological feasibility at the time of acquisition.  Such costs are required to be expensed under United States GAAP.  For the years ended June 30, 2004, 2003 and 2002, the adjustment represents the reversal of amortization of the capitalized in-process research and development under Canadian GAAP.

(v)                    United States GAAP requires disclosure of the details of depreciation and amortization for the years ended June 30, as follows:

	2004	2003	2002

Depreciation of capital assets	$1,242	$1,814	$3,230
Amortization of intangible assets	140	23	34
Amortization of deferred development costs	335	562	556
Amortization of goodwill	—	—	—
	$1,717	$2,399	$3,820

(b)       Consolidated statements of shareholders’ equity (deficiency) under United States GAAP:

	Year ended June 30
	2004	2003	2002

Deficit, beginning of year	$(110,899)	$(98,985)	$(102,939)
Net income (loss)	14,667	(11,914)	3,954
Deficit, end of year	$(96,232)	$(110,899)	$(98,985)

(c)       Consolidated statements of cash flow:

Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items in the statements of consolidated cash flows.  United States GAAP does not permit this subtotal to be included.

(d)       Other disclosures:

(i)    Stock-based compensation:

Beginning in 1996, SFAS 123, Accounting for Stock-based Compensation, encourages, but does not require, companies to record compensation costs for employee stock option plans at fair value.   Effective July 1, 2003, for all grants made on or after July 1, 2003, the Company has chosen to account for stock options using the fair value method as described in notes 1(n) and 21.  The stock based compensation charge of $128 for the current year recorded in Other charges could be distributed into various expense categories as follows: cost of sales $21, research and development $62, sales and marketing $35 and, general and administrative $10.

Up to June 30, 2003, the Company had chosen to continue to account for stock options using the intrinsic value method prescribed by existing accounting pronouncements in effect in the United States.  SFAS 123 does require the disclosure of pro forma net income (loss) and income (loss) per share information as if the Company had accounted for its employee stock options under the fair value method.

The disclosures in the following table reflect the Company’s net income (loss) and earnings (loss) per share on a pro forma basis using the fair value method, on a straight-line basis, as determined by using a Black-Scholes option pricing model.

	Year ended June 30
	2003	2002	2001

Net income (loss) – pro forma	$(12,672)	$(1,579)	$(24,693)

Pro forma earnings (loss) per share:
Basic	$(0.52)	$(0.07)	$(1.49)
Diluted	$0.52	$(0.07)	$(1.49)

The weighted average grant date fair value of options granted was calculated as follows using a Black-Scholes option pricing model with the following assumptions:

	Year ended June 30
	2003	2002	2001

Number of options issued	2,046,806	437,500	712,700
Weighted average grant date fair value of each option	$0.85	$1.90	$2.93
Assumptions:
Risk free interest rates	4.5%	4.5%	4.0%
Expected life in years	5.0	5.0	5.0
Expected dividend yield	—	—	—
Volatility	75%	79%	80%

The effects on pro forma disclosure of applying SFAS 123 are not necessarily representative of the effects on pro forma disclosure in future years.

(ii)   As of January 1, 1998, the Company implemented SFAS No. 130, “Reporting Comprehensive Income.”  This pronouncement, which is solely a financial statement presentation standard, requires the Company to disclose non-owner charges included in equity but not included in earnings.  These charges include the fair value adjustment to certain available for sale securities, the foreign currency translation adjustments.

(iii)  The allowance for doubtful accounts as at June 30, 2004 was $972 (2003 – $961).

(iv)  Rent expense, net of sublease income, for the year ended June 30, 2004 amounted to $798 (2003 – $988; 2002 – $1,007).

(v)   United States GAAP requires the disclosure of accrued liabilities.  Accrued liabilities included in accounts payable and accrued liabilities as at June 30, 2004 were $3,042 (2003 – $3,108).  At June 30, 2004, accrued liabilities of $905 for accrued vacation and $820 for accrued bonus exceeded 5% of current liabilities (June 30, 2003 – accrued vacation - $505 and severance payable - $1,426).

(vi)  The Company has disclosed income before goodwill amortization, which is not a permitted disclosure under United States GAAP.  For United States GAAP purposes goodwill amortization would be included in expenses and deducted in the determination of income (loss) before interest income.

(vii) Under United States GAAP, amortization of deferred compensation would be included in general and administrative expenses.

23.      Recent accounting pronouncements:

In December 2003, the Emerging Issues Committee released EIC-141, “Revenue Recognition” (“EIC-141”) and EIC-142, “Revenue Arrangements with Multiple Deliverables” (“EIC-142”).  EIC-141 summarizes the principles set forth in SAB 104 that, in the Committee’s view, are generally appropriate as interpretive guidance on the application of CICA Handbook Section 3400 “Revenue.”   EIC-142 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities.  Specifically, EIC-142 address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.  The adoption of EIC-141 and EIC-142 is not expected to have a material impact on the Company’s results of operations or financial position.

In July 2003, the CICA issued new Handbook Sections 1100, “Generally Accepted Accounting Principles,” and 1400, “General Standards of Financial Statement Presentation”.  Section 1100 describes what constitutes Canadian Generally Accepted Accounting Principles (“GAAP”) and its sources and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of generally accepted accounting principles, thereby re-codifying the Canadian GAAP hierarchy.  Section 1400 provides general guidance on financial statement presentation and further clarifies what constitutes fair presentation in accordance with GAAP.  These recommendations are effective for fiscal years beginning on or after October 1, 2003.  The Company does not expect these recommendations to have any significant impact on its consolidated financial statements upon adoption.

In March 2003, the CICA issued Section 3110, “Asset Retirement Obligations”.  This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life.  Section 3110 is applicable to fiscal years beginning on or after July 1, 2004 and must be applied retroactively with restatement of prior periods.  The application of this standard is not expected to have a significant impact on the financial position or results of operations of the Company.

In June 2003, the CICA issued Accounting Guideline 15 (AcG-15), “Consolidation of Variable Interest Entities.”  This guideline requires that an enterprise holding other than a voting interest in a variable interest entity (“VIE”) could, subject to certain conditions, be required to consolidate the VIE if it is considered its primary beneficiary whereby it would absorb the majority of the VIE’s expected losses and/or receive the majority of its expected residual returns.  AcG-15 applies to annual and interim periods beginning on or after November 1, 2004.  The Company does not expect this guideline to have an impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Assets and Liabilities. SFAS 150 addresses the accounting for mandatory redeemable shares, put options and forward purchase contracts of the Company’s shares, and instruments that are liabilities under this Statement that can be settled for shares. This standard is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective for the first interim period beginning after June 15, 2003. The Company does not expect any impact on the Company’s results of operations and financial position upon the adoption of SFAS 150.

25.      Comparative figures:

Certain prior years’ figures have been reclassified to conform with the current year’s presentation.